Exhibit 99.1

Corporate Communications Department

NEWS Release

Investor Contacts: Douglas Wilburne – 401-457-2288 Robert Bridge – 401-457-2288	FOR IMMEDIATE RELEASE

Media Contact: David Sylvestre – 401-457-2362

Textron Reports Fourth Quarter 2015 Income from Continuing Operations of $0.81 per Share; Announces 2016 Financial Outlook

Providence, Rhode Island — January 27, 2016 — Textron Inc. (NYSE: TXT) today reported fourth quarter 2015 income from continuing operations of $0.81 per share, up 6.6 percent from $0.76 per share in the fourth quarter of 2014.

Revenues in the quarter were $3.9 billion, down 4.2 percent compared to $4.1 billion in the fourth quarter of 2014.  Textron segment profit in the quarter was $378 million, down $20 million from the fourth quarter of 2014. Fourth quarter manufacturing cash flow before pension contributions was $534 million compared to $449 million during last year’s fourth quarter.

“We had good execution in the quarter with margin improvements at Aviation, Systems and Industrial and solid double digit margins at Bell,” said Textron Chairman and CEO Scott C. Donnelly. “While overall revenues were down in the quarter, we were encouraged by continued strong demand at Industrial, the ramp-up of our new Latitude business jet and the positive customer reception to our new Longitude and Hemisphere jets announced during November’s National Business Aviation Association Exhibition.”

Full-year income from continuing operations was $2.50 per share, compared to $2.15 in 2014. Full-year 2015 manufacturing cash flow before pension contributions was $631 million compared to $753 million in 2014.

Outlook

Textron is forecasting 2016 revenues of approximately $14.3 billion, up six percent, and earnings per share from continuing operations in the range of $2.60 to $2.80.  The company is estimating cash flow from continuing operations of the manufacturing group before pension contributions will be between $600 and $700 million with planned pension contributions of about $60 million.

Donnelly continued, “Our outlook for 2016 reflects the success of our strategy of investing in both new product development and acquisitions. As we look to the future, we remain committed to making investments to drive growth and shareholder value.”

Fourth Quarter Segment Results

Textron Aviation

Revenues at Textron Aviation were down $32 million, primarily reflecting lower King Air and used pre-owned aircraft volumes partially offset by higher jet volume. Textron Aviation delivered 60 new jets and 33 King Airs in the quarter, compared to 55 jets and 41 King Airs in last year’s fourth quarter.

Textron Aviation recorded a segment profit of $138 million in the fourth quarter compared to $130 million a year ago. The increase is primarily due to improved performance, which included lower amortization of $8 million related to fair value step-up adjustments, partially offset by the impact of lower volumes.

Textron Aviation backlog at the end of the fourth quarter was $1.1 billion, down $308 million from the end of the third quarter.

Bell

Bell revenues decreased $36 million, primarily the result of lower commercial aftermarket volume and a change in mix of commercial aircraft delivered in the quarter partially offset by higher military deliveries. Bell delivered 8 V-22’s and 9 H-1’s in the quarter compared to 7 V-22’s and 7 H-1’s in last year’s fourth quarter and 56 commercial helicopters compared to 57 units last year.

Segment profit decreased $22 million, primarily due to unfavorable impact from the change in the mix of commercial aircraft delivered in the quarter and the lower commercial aftermarket volume partially offset by favorable performance.

Bell backlog at the end of the fourth quarter was $5.2 billion, up $76 million from the end of the third quarter.

Textron Systems

Revenues at Textron Systems decreased $158 million, primarily due to lower Unmanned Systems volume partially offset by higher Marine and Land Systems volume.

Segment profit was down $9 million, reflecting the impact of the lower volumes.

Textron Systems’ backlog at the end of the fourth quarter was $2.3 billion, down $270 million from the end of the third quarter.

Industrial

Industrial revenues increased $55 million due to higher overall volumes and the impact of acquisitions, partially offset by a $50 million unfavorable impact from foreign exchange.

Segment profit increased $6 million reflecting the impact of the higher volumes.

Finance

Finance segment revenues decreased $2 million and segment profit decreased $3 million.

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Conference Call Information

Textron will host its conference call today, January 27, 2016 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 700-7860 in the U.S. or (612) 332-1210 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Wednesday, January 27, 2016 by dialing (320) 365-3844 ; Access Code: 337222.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Textron Systems, and TRU Simulation + Training. For more information visit: www.textron.com.

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Non-GAAP Measures

Manufacturing cash flow before pension contributions is a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release.

Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: Interruptions in the U.S. Government’s ability to fund its activities and/or pay its obligations; changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our

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products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; pension plan assumptions and future contributions; demand softness or volatility in the markets in which we do business; and cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption.

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TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
Three and Twelve Months Ended January 2, 2016 and January 3, 2015
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
REVENUES
MANUFACTURING:
Textron Aviation	$1,488	$1,520	$4,822	$4,568
Bell	1,035	1,071	3,454	4,245
Textron Systems	463	621	1,520	1,624
Industrial	917	862	3,544	3,338
	3,903	4,074	13,340	13,775

FINANCE	20	22	83	103
Total revenues	$3,923	$4,096	$13,423	$13,878

SEGMENT PROFIT
MANUFACTURING:
Textron Aviation (a)	$138	$130	$400	$234
Bell	124	146	400	529
Textron Systems	41	50	129	150
Industrial	73	67	302	280
	376	393	1,231	1,193

FINANCE	2	5	24	21
Segment Profit	378	398	1,255	1,214

Corporate expenses and other, net	(52)	(58)	(154)	(161)
Interest expense, net for Manufacturing group	(32)	(40)	(130)	(148)
Acquisition and restructuring costs (b)	—	(13)	—	(52)

Income from continuing operations before income taxes	294	287	971	853
Income tax expense	(69)	(74)	(273)	(248)

Income from continuing operations	225	213	698	605
Discontinued operations, net of income taxes	1	(1)	(1)	(5)
Net income	$226	$212	$697	$600

Earnings per share:
Income from continuing operations	$0.81	$0.76	$2.50	$2.15
Discontinued operations, net of income taxes	0.01	—	—	(0.02)
Net income	$0.82	$0.76	$2.50	$2.13

Diluted average shares outstanding	276,653,000	279,771,000	278,727,000	281,790,000

(a)       Textron Aviation’s segment profit includes $12 million for the twelve months ended January 2, 2016, and $8 million and $63 million for the three and twelve months ended January 3, 2015, respectively, related to fair value step-up adjustments of acquired inventories sold during the periods.

(b)       Acquisition and restructuring costs for the three and twelve months ended January 3, 2015 includes $13 million and $41 million, respectively, of restructuring costs incurred related to the acquisition of Beech Holdings, LLC, the parent of Beechcraft Corporation, which was completed on March 14, 2014.  Transaction costs of $11 million related to the Beechcraft acquisition are also included in the twelve months ended January 3, 2015.

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	January 2, 2016	January 3, 2015
Assets
Cash and equivalents	$946	$731
Accounts receivable, net	1,047	1,035
Inventories	4,144	3,928
Other current assets (a)	341	320
Net property, plant and equipment	2,492	2,497
Goodwill	2,023	2,027
Other assets (a)	2,399	2,538
Finance group assets	1,316	1,529
Total Assets	$14,708	$14,605

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$262	$8
Other current liabilities	3,530	3,630
Other liabilities	2,376	2,587
Long-term debt	2,435	2,803
Finance group liabilities	1,141	1,305
Total Liabilities	9,744	10,333

Total Shareholders’ Equity	4,964	4,272
Total Liabilities and Shareholders’ Equity	$14,708	$14,605

(a)         In the fourth quarter of 2015, we adopted a new accounting standard that requires all deferred tax assets and liabilities be classified as noncurrent. To conform with the current year presentation, $259 million of deferred tax assets at January 3, 2015 have been reclassified from Other current assets to Other assets.

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
	2016	2015	2016	2015
Cash flows from operating activities:
Income from continuing operations	$224	$208	$684	$590
Depreciation and amortization	125	131	449	446
Changes in working capital	258	225	(297)	20
Changes in other assets and liabilities and non-cash items	41	42	139	41
Dividends received from TFC	43	—	63	—
Net cash from operating activities of continuing operations	691	606	1,038	1,097
Cash flows from investing activities:
Capital expenditures	(134)	(174)	(420)	(429)
Net cash used in acquisitions	—	(48)	(81)	(1,628)
Proceeds from the sale of property, plant and equipment	2	2	8	9
Other investing activities, net	1	2	(3)	(17)
Net cash from investing activities	(131)	(218)	(496)	(2,065)
Cash flows from financing activities:
Principal payments on long-term	(100)	(358)	(100)	(559)
Proceeds from long-term debt	—	346	—	1,439
Purchases of Textron common stock	(8)	(38)	(219)	(340)
Other financing activities, net	3	(29)	11	12
Net cash from financing activities	(105)	(79)	(308)	552
Total cash flows from continuing operations	455	309	234	(416)
Total cash flows from discontinued operations	—	—	(4)	(3)
Effect of exchange rate changes on cash and equivalents	(6)	(8)	(15)	(13)
Net change in cash and equivalents	449	301	215	(432)
Cash and equivalents at beginning of period	497	430	731	1,163
Cash and equivalents at end of period	$946	$731	$946	$731

Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

Net cash from operating activities of continuing operations - GAAP	$691	$606	$1,038	$1,097
Less: Capital expenditures	(134)	(174)	(420)	(429)
Dividends received from TFC	(43)	—	(63)	—
Plus: Total pension contributions	18	15	68	76
Proceeds from the sale of property, plant and equipment	2	2	8	9
Manufacturing cash flow before pension contributions- Non-GAAP	$534	$449	$631	$753

			2016 Outlook
Net cash from operating activities of continuing operations - GAAP			$1,015 – $1,115
Less: Capital expenditures			(475)
Plus: Total pension contributions			60
Manufacturing cash flow before pension contributions- Non-GAAP			$600 – $700

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business and fund its obligations.  Our definition of Manufacturing free cash flow adjusts net cash from operating activities of continuing operations for dividends received from TFC, capital contributions provided under the Support Agreement and debt agreements, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.  We believe that our calculation provides a relevant measure of liquidity and is a useful basis for assessing our ability to fund operations and obligations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statements of Cash Flows.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
	2016	2015	2016	2015
Cash flows from operating activities:
Income from continuing operations	$225	$213	$698	$605
Depreciation and amortization	129	134	461	459
Changes in working capital	285	247	(207)	119
Changes in other assets and liabilities and non-cash items	36	48	142	28
Net cash from operating activities of continuing operations	675	642	1,094	1,211
Cash flows from investing activities:
Capital expenditures	(134)	(174)	(420)	(429)
Net cash used in acquisitions	—	(48)	(81)	(1,628)
Finance receivables repaid	1	14	67	91
Other investing activities, net	15	14	46	47
Net cash from investing activities	(118)	(194)	(388)	(1,919)
Cash flows from financing activities:
Principal payments on long-term and nonrecourse debt	(160)	(442)	(356)	(904)
Proceeds from long-term debt	6	380	61	1,567
Purchases of Textron common stock	(8)	(38)	(219)	(340)
Other financing activities, net	2	(29)	10	12
Net cash from financing activities	(160)	(129)	(504)	335
Total cash flows from continuing operations	397	319	202	(373)
Total cash flows from discontinued operations	—	—	(4)	(3)
Effect of exchange rate changes on cash and equivalents	(6)	(8)	(15)	(13)
Net change in cash and equivalents	391	311	183	(389)
Cash and equivalents at beginning of period	614	511	822	1,211
Cash and equivalents at end of period	$1,005	$822	$1,005	$822